UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Freeport-McMoRan Copper & Gold Inc.

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Freeport-McMoRan Copper & Gold Inc.
Annual Meeting of Stockholders
June 15, 2011
Supplemental Information Regarding
Advisory Vote on the Compensation of Our Named Executive Officers
Commencing June 2, 2011, Freeport-McMoRan Copper & Gold Inc. sent the following communication to certain stockholders.
     At our 2011 Annual Meeting of Stockholders to be held on Wednesday, June 15, 2011, stockholders will be asked to vote on a non-binding proposal to approve, on an advisory basis, the compensation of our named executive officers (Proposal No. 2) as disclosed in our 2011 Proxy Statement. ISS Proxy Advisory Services (ISS) has recommended that its clients vote against Proposal No. 2. For the reasons set forth below, our Board of Directors strongly disagrees with ISS’s analysis and resulting recommendation and urges stockholders to vote FOR the approval of Proposal No. 2.
     ISS acknowledges that our company reported strong performance for 2010, that our total stockholder return significantly outperformed our industry peer group and the S&P 500 Index on a one-, three- and five-year performance period and that our stockholders have benefited from their investment in our company. Nevertheless, ISS recommends a vote against Proposal No. 2, basing its recommendation on the following:
•	Newfound concern regarding the design of our annual incentive program adopted by our stockholders two years ago with over 88% voting in favor — and which ISS recommended approving;

•	A flawed stock option valuation that uses inconsistent assumptions, resulting in executive compensation that is overstated; and

•	A formulaic approach that fails to consider our company’s facts and circumstances, all of which are disclosed in our 2011 proxy statement.
ISS’s Newfound Concern Regarding Our Annual Incentive Plan Adopted by Stockholders
     We note that ISS expresses concern with the design of our 2009 Annual Incentive Plan, or AIP. Importantly, ISS omits from its discussion that the AIP was adopted by our stockholders in 2009 and that ISS recommended approval of the AIP when the plan was submitted to stockholders.
     Our AIP is designed to provide performance-based awards to our executive officers, each of whose performance has a significant impact on our financial stability, profitability and future growth. As previously noted, 2010 was an outstanding year for our company, resulting in the best financial results in our history. Awards have been made in accordance with the AIP during the past two years with our corporate personnel committee awarding our CEO a $17.77 million award for 2010 and $12.9 million for 2009. In accordance with the terms of the AIP, $10 million was awarded in cash and the remainder in restricted stock units for each year. These awards reflected the strong performance of our business. Conversely, our CEO did not receive any payments under the AIP for 2008 because of the significant downturn in economic conditions that occurred in 2008 and the resulting impact on the company’s cash flows and stock price. The decisive actions taken by management during the downturn positioned our company to prosper during 2010. This review of our annual incentive program over the last three years shows that it is achieving its intended results, providing annual rewards to our executives commensurate with our company’s performance, thereby linking pay with performance.
ISS’s Flawed Stock Option Valuation
     ISS’s valuation of our stock option grants in February 2010 results in a 33% overstatement of the CEO’s total compensation. ISS valued the options at $28.09 per option (when the share price was $36.26), which is over 80% higher than the $15.42 per option fair value that we used to record expense in our audited financial statements.
     Not only does ISS’s stock option valuation differ from our valuation, ISS’s valuation is inconsistent with principles for calculating fair values for stock options. Although ISS used the Black-Scholes-Merton option pricing model for its valuation (which is also the model we use), ISS applied radically different assumptions than we applied. Specifically, we used 4.6 years as the expected option life based upon a detailed analysis of historical data. We considered the historical volatility over this same 4.6-year term as well as the implied volatility from traded options in our stock to determine the expected volatility assumption of 52% for 2010. ISS employed a ten-year expected option life, which is the maximum term of the options. Then, rather than using the same ten-year expected term to determine volatility, ISS instead used a three-year historical period to derive an expected volatility of 73%.
     We believe that ISS’s assumptions are inappropriate and inconsistent with reasonable fair value measurements. Moreover, using ISS’s inflated valuation of 2010 CEO compensation, ISS claims that compensation increased by 96% from 2009, which is a significant overstatement in the ISS report on a point that is central to its analysis, thus calling into question its conclusions.
ISS’s Formulaic Approach Fails to Consider the Facts
     In accordance with the SEC rules, Proposal No. 2 relates to the overall compensation of our named executive officers and our compensation philosophy and practices as disclosed in our proxy statement, which includes our compensation discussion and analysis (CD&A). Unfortunately, ISS’s analysis revalues certain aspects of our CEO’s compensation, which as noted above results in a significant overstatement of his total compensation bearing little resemblance to the information disclosed in our proxy statement. Further, ISS ignores the process followed by, and the decisions of, our corporate personnel committee as clearly described in our CD&A.
     Our corporate personnel committee views each executive’s “total direct compensation” for a given year as the sum of the executive’s base salary (fixed), aggregate awards under the AIP for that year (performance-based), and the value of long-term equity incentives granted in recognition of performance for that year (performance-based). Of the total direct compensation for 2010, 92% consisted of performance-based compensation. As reflected in our proxy statement, our committee concluded that the award levels and the resulting total direct compensation for the executive team were appropriate considering the company’s exceptional performance during 2010, producing the best financial results in our history.

     We hope that this additional information will help clarify the rationale for our Board’s recommendation and provide you a more meaningful and valid basis for making your voting decisions. We request your vote FOR the advisory vote on executive compensation (Proposal No. 2).
This information is being provided to certain shareholders in addition to Freeport-McMoRan Copper & Gold Inc.’s proxy statement dated April 28, 2011, which you already received. Please read the complete proxy statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in the proxy statement.

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